 FOR IMMEDIATE RELEASE
CONTACT:   Brinker International
          Stacey Sullivan, Media Relations
          (800) 775-7290
          Marie Perry, Investor Relations
          (972) 770-1276

          Golden Gate Capital:
          David Olsen
          Coltrin & Associates
          (212) 221-1616

Brinker International Completes Sale of On The Border Mexican Grill & Cantina Brand(R)

DALLAS, July 1, 2010 - Brinker International, Inc. (NYSE: EAT) and OTB
Acquisition LLC, an affiliate of San Francisco-based Golden Gate Capital, closed the previously announced sale of On The Border Mexican Grill & Cantina. Gross proceeds for the transaction total $180 million, which will be adjusted for deal costs and customary closing fees.

Brinker expects to record a gain on the transaction and will generate additional fees from transitional support services provided to On The Border for up to one year. Proceeds from the sale will be used to repurchase shares.

"The closing of the On The Border transaction marks another achievement in our long-term plan as discussed at our investor conference and emphasizes Brinker's commitment to return value to shareholders," said Doug Brooks, President and CEO of Brinker International.

ABOUT BRINKER INTERNATIONAL
Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,500 restaurants in 29 countries and two territories, and employs more than 100,000.
Brinker's wholly-owned restaurant brands include Chili's(R) Grill & Bar and
Maggiano's Little Italy(R). Brinker also holds a minority investment in Romano's
Macaroni Grill(R). For more information, visit www.brinker.com.

ABOUT ON THE BORDER MEXICAN GRILL & CANTINA
On The Border is a full-service, casual dining Mexican restaurant brand with 162 restaurants. The menu offers a wide variety of Mexican favorites, with a focus on fresh, signature and value-oriented Mexican items. The menu includes fresh new salads like the Citrus Chipotle Chicken Salad; a new, signature OTB Fresh
Grill; a Fajita Grill with new, customizable, top-quality fajitas; and a refreshed OTB Taco Stand introducing indulgent items like Taco Melts and fresh classics like Grilled Mahi Mahi Tacos. The menu is complemented by a full offering of beverages like the Perfect Patron margarita, the fresh, Shaken
Margarita and the new Sangria. On The Border offers full bar service, in-restaurant dining and signature patio dining in all locations. On The Border also offers the convenience of a To-Go menu and To-Go entrance to expedite take-out service. In addition to To-Go, On The Border offers catering service, from simple drop-off delivery to full-service event planning. For more information, visit www.ontheborder.com.

ABOUT GOLDEN GATE CAPITAL
Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $8 billion of assets under management. Golden Gate is dedicated to partnering with world class management teams and targets investments in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types. For more information, visit www.goldengatecap.com.

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